Exhibit 4.5

Executive Version

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION, IN REASONABLY ACCEPTABLE FORM AND SCOPE, OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS.

CLEARPOINT BUSINESS RESOURCES, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

(Expires June 20, 2012)

Warrant No. M&T-1	1,200,000 Shares of Common Stock
June 20, 2008

FOR VALUE RECEIVED, subject to the provisions set forth below, the undersigned, CLEARPOINT BUSINESS RESOURCES, INC., a Delaware corporation (the “Company”), hereby certifies that Manufacturers and Traders Trust Company, a New York commercial state chartered bank, or its registered assigns (the “Holder”), is entitled to purchase from the Company up to one million two hundred thousand (1,200,000) fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s common stock, $.0001 par value per share (the “Common Shares”), for cash at a price of $.01 per share (the “Exercise Price”) at any time and from time to time from and after the date hereof and until 5:00 p.m. (Eastern time) on June 20, 2012 (the “Expiration Date”) upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Notice of Exercise attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant. This Warrant is being executed and delivered by the Company to the Holder pursuant to that certain Loan Modification and Restructuring Agreement by and between the Company and Manufacturers and Traders Trust Company dated the date hereof (the “Loan Modification Agreement”). Notwithstanding the foregoing, this Warrant shall be exercisable (a) as to 720,000 Warrant Shares, at any time and from time to time from and after the date hereof, and (b) as to the remaining 480,000 Warrant Shares, at any time and from time to time after the Shareholder Approval (as such term is defined in the Loan Modification Agreement) is obtained or is no longer required under Section 4.8 of the Loan Modification Agreement.

1. Exercise of Warrant.

1.1. Exercise. This Warrant shall be exercisable from the date hereof until the Expiration Date, and this Warrant shall expire on the Expiration Date. Upon exercise of this Warrant, the Exercise Price shall be payable in cash or by check (or, in lieu thereof, at the option of the Holder, by reducing the cash amount of the Deferred Obligations (as defined in the Loan Modification Agreement)). This Warrant may be exercised in whole or in part so long as any exercise in part hereof would not involve the issuance of fractional Warrant Shares or the payment of fractional cents. If exercised in part, the Company shall deliver to the Holder a new Warrant, identical in form to this Warrant, in the name of the Holder, evidencing the right to purchase the number of Warrant Shares as to which this Warrant has not been exercised, which new Warrant shall be signed by an appropriate officer of the Company. The term “Warrant” as used herein shall include any subsequent Warrant issued as provided herein.

1.2. Exercise Procedures; Delivery of Certificate. Upon surrender of this Warrant with a duly executed Notice of Exercise in the form of Annex A attached hereto, together with payment of the Exercise Price for the Warrant Shares purchased, at the Company’s principal executive offices (the “Designated Office”), the Holder shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased. The Company agrees that the Warrant Shares shall be deemed to have been issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered together with the Notice of Exercise and payment for such Warrant Shares.

1.3. Cashless Exercise. Anything elsewhere contained herein to the contrary notwithstanding, in lieu of payment of the Exercise Price, a Holder may exercise this Warrant, in whole or in part, by presentation and surrender of this Warrant to the Company, together with a Cashless Exercise Form in the form attached hereto as Annex B (or a reasonable facsimile thereof) duly executed (a “Cashless Exercise”). Such presentation and surrender shall be deemed a waiver of the Holder’s obligation to pay all or any portion of the Exercise Price, as the case may be. In the event of a Cashless Exercise, the Holder shall exchange this Warrant (or the portion thereof being exercised) for that number of Common Shares determined by multiplying the number of Common Shares for which this Warrant is being exercised by a fraction, (a) the numerator of which shall be the difference between (i) the then current market price per Common Share, and (ii) the Exercise Price, and (b) the denominator of which shall be the then current market price per Common Share. For purposes of any computation under this Section l.3, the then current market price per Common Share at any date shall be deemed to be the average of the daily trading price for the ten (10) consecutive trading days immediately prior to the Cashless Exercise. If, during such measuring period, there shall occur any event which gives rise to any adjustment of the Exercise Price, then a corresponding adjustment shall be made with respect to the closing prices of the Common Shares for the days prior to the Effective Date of such adjustment event. As used herein, the term “trading price” on any relevant date means (A) if the Common Stock is listed for trading on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of the Common Stock (regular way), or (B) if the Common Stock is not so listed but quotations for the Common Stock are reported on the OTC Bulletin Board, the most recent closing price as reported on the OTC Bulletin Board.

1.4. Shareholder Approval. In the event that the Company either (i) fails to hold a shareholders’ meeting within ninety (90) days after the date hereof for the purpose of obtaining the Shareholder Approval in accordance with Section 4.8 of the Loan Modification Agreement or (ii) if the shareholders of the Company fail to adopt the Shareholder Approval at such shareholders’ meeting, within three days upon written demand therefor, in lieu of Warrant Shares, the Company shall pay the Holder upon the exercise of this Warrant an amount in cash equal to (i) the amount by which the then current market price per Common Share (as determined in Section 1.3 above) on the date the Notice of Exercise is given exceeds the Exercise Price multiplied by (ii) the number of Common Shares subject to such Notice of Exercise; provided, however, that this Section 1.4 shall cease to apply in the event that the Shareholder Approval is no longer required in order for the Company to validly issue this Warrant and all of the Warrant Shares upon the exercise hereof under all applicable legal requirements including without limitation Rule 4350(i) promulgated under the NASD.

2. Transfer; Issuance of Stock Certificates; Restrictive Legends.

2.1. Transfer. Each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with a written assignment of this Warrant in the form of Annex C attached hereto duly executed by the Holder or its agent or attorney. Upon such surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, if any. A Warrant may be exercised by the new Holder for the purchase of Warrant Shares without having a new Warrant issued. Prior to due presentment for registration of transfer thereof, the Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary. All Warrants issued upon any assignment of Warrants shall be the valid obligations of the Company, evidencing the same rights and entitled to the same benefits as the Warrants surrendered upon such registration of transfer or exchange.

2.2. Stock Certificates. Certificates for the Warrant Shares shall be delivered to the Holder within five (5) business days (the “Delivery Period”) after the rights represented by this Warrant shall have been exercised pursuant to Section 1, and a new Warrant representing the right to purchase the Common Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof including, without limitation, any documentary, stamp or similar tax that may be payable in respect thereof; provided, however, that the Company shall not be required to pay any income tax to which the Holder hereof may be subject in connection with the issuance of this Warrant or the Warrant Shares. If the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Warrant Shares so purchased to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver to the holder physical certificates representing the Warrant Shares so purchased. Further, the holder may instruct the Company to deliver to the holder physical certificates representing the Warrant Shares so purchased in lieu of delivering such shares by way of DTC Transfer. Any certificates so delivered shall be in such denominations as may be reasonably requested by the holder hereof, shall be registered in the name of such holder or such other name as shall be designated by such holder and, following the date on which the Warrant Shares have been registered under the Securities Act pursuant to that certain Registration Rights Agreement, dated as of June 20, 2008, by and between the Company and the other signatories thereto (the “Registration Rights Agreement”) or otherwise may be sold by the holder pursuant to Rule 144 promulgated under the Securities Act (or a successor rule), shall not bear any restrictive legend.

If, at any time, a Holder of this Warrant submits a Notice of Exercise and payment to the Company of the Exercise Price for each of the Warrant Shares specified in a Notice of Exercise (including pursuant to a Cashless Exercise or reduction in the amount of the Deferred Obligations), and the Company fails for any reason to deliver, on or prior to the fourth business day following the Company’s receipt of written notice from the Holder of the Company’s failure to make such delivery by the end of the Delivery Period for such exercise, the number of shares of Common Stock to which the holder is entitled upon such exercise (an “Exercise Default”), then the Company shall pay to the holder payments (“Exercise Default Payments”) for an Exercise Default in the amount of (a) (N/365), multiplied by (b) the amount by which the then current market price per Common Share (as determined in Section 1.3 above) on the date the Notice of Exercise giving rise to the Exercise Default is transmitted in accordance with this Section 1 (the “Exercise Default Date”) exceeds the Exercise Price in respect of such Warrant Shares, multiplied by (c) the number of Common Shares the Company failed to so deliver in such Exercise Default, multiplied by (d) .24, where N = the number of days from the Exercise Default Date to the date that the Company effects the full exercise of this Warrant which gave rise to the Exercise Default. The accrued Exercise Default Payment for each calendar month shall be paid in cash by the fifth day of the month following the month in which it has accrued.

Nothing herein shall limit the holder’s right to pursue actual damages for the Company’s failure to maintain a sufficient number of authorized shares of Common Stock as required pursuant to the terms of Section 4 hereof or to otherwise issue shares of Common Stock upon exercise of this Warrant in accordance with the terms hereof, and the holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

2.3. Restrictive Legend. Except as otherwise provided in this Section 2, each certificate for Warrant Shares initially issued upon the exercise of this Warrant and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD,

OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION IN FORM AND FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Notwithstanding the foregoing, the legend requirements of this Section 2.3 shall terminate as to any particular Warrant Shares when (i) such Warrant Shares are transferred pursuant to an effective resale registration statement, as contemplated in the Registration Rights Agreement, or (ii) the Company shall have received from the Holder thereof an opinion of counsel in form and substance reasonably acceptable to the Company that such legend is not required in order to ensure compliance with the Securities Act. Whenever the restrictions imposed by this Section 2.3 shall terminate, the Holder or subsequent transferee, as the case may be, shall be entitled to receive from the Company without cost to such Holder or transferee a certificate for the Warrant Shares without such restrictive legend.

3. Adjustment of Number of Shares; Exercise Price; Nature of Securities Issuable Upon Exercise of Warrants.

3.1. Exercise Price; Adjustment of Number of Shares. The Exercise Price and the number of shares purchasable hereunder shall be subject to adjustment from time to time as hereinafter provided; provided, however, that, notwithstanding the provisions below, in no case shall the Exercise Price be reduced to below the par value per share of the class of stock for which this Warrant is exercisable at such time.

3.2. Adjustments Upon Distribution, Subdivision or Combination. If the Company, at any time or from time to time after the issuance of this Warrant, shall (a) make a dividend or distribution on its Common Shares payable in Common Shares, (b) subdivide or reclassify the outstanding Common Shares into a greater number of shares, or (c) combine or reclassify the outstanding Common Shares into a smaller number of shares, the Exercise Price in effect at that time and the number of Warrant Shares into which the Warrant is exercisable at that time shall be proportionately adjusted effective as of the record date for the dividend or distribution or the effective date of the subdivision, combination or reclassification.

3.3. Adjustment Upon Other Distributions. If the Company, at any time or from time to time after the issuance of this Warrant, makes a distribution to the holders of Common Shares which is payable in cash, securities of the Company other than Common Shares or any other property, then, in each such event, provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Warrant Shares, the amount of such cash, securities or other property which would have been received if the portion of the Warrant so exercised had been exercised for Warrant Shares on the date of such event, subject to adjustments subsequent to the date of such event with respect to any such distributed securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3 and all other adjustments under this Section 3.

3.4. Adjustment Upon Merger, Consolidation or Exchange. If at any time or from time to time after the issuance of this Warrant there occurs any merger, consolidation,

arrangement or statutory share exchange of the Company with or into any other person or company, then, in each such event, provision shall be made so that the Holder shall receive upon exercise of this Warrant the kind and amount of shares and other securities and property (including cash) which would have been received upon such merger, consolidation, arrangement or statutory share exchange by the Holder if the portion of this Warrant so exercised had been exercised for Warrant Shares immediately prior to such merger, consolidation, arrangement or statutory share exchange, subject to adjustments for events subsequent to the effective date of such merger, consolidation, arrangement or statutory share exchange with respect to such shares and other securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3 and all other adjustments under this Section 3.

3.5. Adjustments for Recapitalization or Reclassification. If, at any time or from time to time after the issuance of this Warrant, the Warrant Shares issuable upon exercise of this Warrant are changed into the same or a different number of securities of any class of the Company, whether by recapitalization, reclassification or otherwise (other than a merger, consolidation, arrangement or statutory share exchange provided for elsewhere in this Section 3), then, in each such event, provision shall be made so that the Holder shall receive upon exercise of this Warrant the kind and amount of securities or other property which would have been received in connection with such recapitalization, reclassification or other change by the Holder if the portion of this Warrant so exercised had been exercised immediately prior to such recapitalization, reclassification or change, subject to adjustments for events subsequent to the effective date of such recapitalization, reclassification or other change with respect to such securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3 and all other adjustments under this Section 3.

3.6. Adjustment Upon Certain Issuances of Common Stock.

(a) Definitions. As used in this Section 3.6, the following terms shall have the meanings indicated.

(i) “Dilutive Transaction” shall mean any of the following: (i) the Company’s issuance or sale of any Common Shares or equivalent securities (including, without limitation, pursuant to mergers, consolidations and other recapitalizations and reclassifications); (ii) the Company’s issuance or sale of any securities that are, in accordance with their terms, directly or indirectly, convertible, exchangeable and/or exercisable for Common Shares (“Convertible Securities”) or any rights to ascribe for or otherwise acquire, directly or indirectly, Common Shares (“Acquisition Rights”) (whether or not immediately exercisable); or (iii) any adjustment by the Company in the subscription, exercise, conversion or exchange price thereof, all as further provided in Section 3.6(c), at a “Per Share Valuation” which is less than eighty percent (80%) of the “Established Per Share Price” (each, as hereinafter defined); provided, however, that none of the following shall constitute a Dilutive Transaction: (i) Common Shares issued pursuant to the exercise of options, warrants or convertible securities outstanding on June 20, 2008 (including, without limitation, this Warrant and the Warrant issued to ComVest Capital, LLC on the date of this Warrant exercisable for 2,210,825 Common Shares), or hereafter issued from time to time pursuant to and in accordance with the Company’s 2006 Long-Term Incentive Plan and any other stock purchase or stock option plans or other compensatory arrangements approved by the Company’s Board of Directors in each case as in effect on June 20, 2008, (ii) Common Shares and/or options, warrants or other Common Share purchase rights for up to an aggregate of 150,000 Common Shares (such number to be subject to adjustment in accordance with Section 3.2 above), where such options, warrants or other rights are issued both (A) with exercise prices per Common Share at or above the then-current fair market value of a Common Share, as determined in good faith by the Board of Directors of the Company or the Compensation Committee thereof, and (B) to employees, officers or directors of, or consultants to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company’s Board of Directors or the Compensation Committee thereof, and by the Company’s stockholders, (iii) up to 900,000 shares issued to Blue Lake as security for that certain promissory note in the principal amount of $1,290,000 issued by the Company to Blue Lake, amended as of April 14, 2008, (iv) up to 9,496 shares issuable by the Company to Staffbridge as payment on a promissory note in the principal amount of $486,690 issued by the Company to Staffbridge, as amended as of December 31, 2007, (v) issuance of Common Shares to Terranova pursuant to a service agreement approved by the Board of Directors of the Company, provided that any such Common Shares shall be priced as of the last day of the month in which such services were performed at a price equal to no less than the current market price (as determined in accordance with Section 1.3 above) as of such date, (vi) issuance of Common Shares to Michael Traina, Terranova and Parker Drew upon conversion of certain bridge notes held by such parties with an aggregate principal balance of approximately $259,000 as of the date hereof, provided that any such Common Shares shall be issued for no less than the current market price (as determined in accordance with Section 1.3 above) as of the date of issuance, (vii) Common Shares issued in connection with a bona fide business acquisition of or by the Company whether by merger, consolidation, sale of asses, sale or exchange of stock or otherwise, approved by the Board of Directors of the Company, and (viii) Common Shares that are issued in connection with an equipment financing, lease line, bank financing, corporation partnering arrangement, joint venture or other similar arrangement and that is not intended to serve as an equity financing for the Company and is approved by the Company’s Board of Directors.

(ii) “Established Per Share Price” shall initially mean $0.27, and thereafter upon the occurrence of a Dilutive Transaction shall be reduced to an amount determined by multiplying the Established Per Share Price in effect immediately before the Dilutive Transaction by a fraction, the numerator of which is the number of Shares of Common Stock Deemed Outstanding immediately before the Dilutive Transaction plus the number of Common Shares that could be purchased at the Established Per Share Price at the time of the Dilutive Transaction for the aggregate consideration paid or payable upon the sale or issuance of Common Shares in the Dilutive Transaction, and the denominator of which is the number of Shares of Common Stock Deemed Outstanding immediately before the Dilutive Transaction plus the number of shares that are acquired or to be acquired upon the sale or issuance of the Common Shares in the Dilutive Transaction.

(iii) “Per Share Valuation” shall mean an amount equal to the quotient of (i) the aggregate consideration paid or payable upon the sale or issuance of Common Shares (or Convertible Securities or Acquisition Rights) in the Dilutive Transaction divided by (ii) the number of shares that are acquired or to be acquired upon the sale or issuance of Common Shares (or Convertible Securities or Acquisition Rights) in the Dilutive Transaction, as further provided in Section 3.6(c).

(iv) “Shares of Common Stock Deemed Outstanding” shall mean, at any given time, the total number of issued and outstanding Common Shares of the Company, assuming conversion, exchange and/or exercise of all outstanding Convertible Securities and the exercise of all Acquisition Rights.

(b) Adjustment. In the event of a Dilutive Transaction, the Holder shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of shares of Warrant Shares determined by dividing 324,000 by the Established Per Share Price (as determined immediately after such Dilutive Transaction after giving effect to any adjustment resulting from such issuance).

(c) Other Adjustments and Qualifications. For the purposes of this Section 3.6, the following provisions shall also be applicable:

(i) In case the Company shall in any manner offer any Acquisition Rights, or grant any options or warrants for the purchase, directly or indirectly, of Common Shares, all shares of Common Shares which the holders of such rights, options or warrants shall be entitled to subscribe for or purchase pursuant to such rights, options or warrants shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options or warrants, as the case may be, and the minimum aggregate consideration named in such rights, options or warrants for the Common Shares covered thereby, plus the consideration received by the Company for such rights, options or warrants, shall be deemed to be the consideration actually received by the Company (as of the date of the offering of such rights or the granting of such options or warrants, as the case may be) for the issue or sale of such Common Shares.

(ii) In case the Company shall in any manner issue or sell any Common Shares, Convertible Securities or Acquisition Rights, then such issue or sale shall (i) be deemed to be an issue or sale (A) as of the date of issue or sale of such Common Shares, Convertible Securities or Acquisition Rights and (B) of the total maximum number of shares of Common Shares necessary to effect the conversion, exercise or exchange of all such Common Shares, Convertible Securities or Acquisition Rights; and (ii) the total minimum amount received or receivable by the Company in consideration of the issue or sale of such Common Shares, Convertible Securities or Acquisition Rights, plus the total minimum amount of premiums, if any, payable to the Company upon exchange, exercise or conversion, shall be deemed to be the consideration actually received (as of the date of the issue or sale of such Common Shares, Convertible Securities or Acquisition Rights) for the issue or sale of Common Shares.

(iii) In determining the amount of consideration received by the Company for Common Shares, Convertible Securities or Acquisition Rights, expenses or underwriting discounts, allowances, commissions and other expenses paid by the Company in connection with such issuance shall be excluded, including, without limitation, the value of any warrants or other consideration issued or paid to a placement agent. The Board of Directors shall determine in good faith the fair value of the amount of consideration other than money received by the Company upon the issue by it of any of its securities. The Board of Directors shall also determine in good faith the fair value of any dividend or other distribution made upon Common Shares payable in property, securities of the Company other than Common Shares, or securities of a corporation other than the Company. The Board of Directors shall, in case any Common Shares, Convertible Securities, or Acquisition Rights are issued with other stock, securities or assets of the Company, determine in good faith what part of the consideration received therefor is applicable to the issue of the Common Shares, Convertible Securities or Acquisition Rights. The Holder may make a written request for an opinion from a third party with respect to the fairness of the determination by the Board of Directors of the valuations under this section. In the event such a request is made, the opinion shall be provided by a nationally-recognized valuation firm of the Holder’s selection, paid for by the Company. In the event the selected firm is not able to provide the opinion that the valuation is fair, the Board of Directors shall re-evaluate the assigned value until such time as the selected firm is able to opine that the value set is fair.

(iv) If there shall be any change in (A) the minimum aggregate consideration named in the rights, options or warrants referred to in Section 3.6(c)(i) above, (B) the consideration received by the Company for such rights, options or warrants, (C) the price per share for which Common Shares are deliverable upon the conversion, exchange or exercise of the convertible, exchangeable or exercisable shares, securities, rights or obligations referred to in Section 3.6(c)(ii) above, (D) the number of Common Shares which may be subscribed for or purchased pursuant to the rights, options or warrants referred to in Section 3.6(c)(i) above, or (E) the rate at which the convertible, exchangeable or exercisable shares, securities, rights or obligations referred to in Section 3.6(c)(ii) above are convertible into or exchangeable or exercisable for Common Shares, then the number of Common Shares the Holder is entitled to receive shall be readjusted in accordance with Section 3.6.

(v) Upon the expiration of the right to convert, exercise or exchange any Convertible Securities, or upon the expiration of any Acquisition Rights, without conversion, exchange or exercise, the issuance of which Convertible Securities or Acquisition Rights effected an adjustment in the shares of Common Shares issuable to the Holder, the shares issuable to the Holder shall forthwith be readjusted and thereafter be the number of shares of Common Shares which it would have been (but reflecting any other adjustments in such number of shares made pursuant to the terms hereof after the issuance of such Convertible Securities or Acquisition Rights) had the adjustment of the number of shares of Common Shares made upon the issuance or sale of such Convertible Securities, or issuance of Acquisition Rights, been made on the basis of the issuance only of the number of additional Common Shares actually issued upon conversion or exchange of such Convertible Securities, or upon the exercise of such Acquisition Rights, and thereupon only the number of additional Common Shares actually so issued, if any, shall be deemed to have been issued and only the consideration actually received by the Company (computed as set forth herein) shall be deemed to have been received by the Company.

(vi) If any event occurs of the type contemplated by the adjustment provisions of this Section 3 but not expressly provided for by such provisions, the Company will give notice of such event as provided in Section 9 hereof, and the Board will make an appropriate adjustment in the Exercise Price and the number of Common Shares acquirable upon exercise of this Warrant so that the rights of the Holder shall be neither enhanced nor diminished by such event.

3.7. Certificate of Adjustment. Whenever the Exercise Price and/or the number of Warrant Shares receivable upon exercise of this Warrant is adjusted, the Company shall promptly deliver to the Holder a certificate of adjustment, setting forth the Exercise Price and/or Warrant Shares issuable after adjustment, a brief statement of the facts requiring the adjustment and the computation by which the adjustment was made. The certificate of adjustment shall be prima facie evidence of the correctness of the adjustment.

3.8. Other Notices. In case at any time:

(a) the Company shall declare any dividend upon the Common Shares payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company’s past practices with respect to declaring dividends and making distributions) to the holders of the Common Shares;

(b) the Company shall offer for subscription pro rata to the holders of the Common Shares any additional shares of stock of any class or other rights;

(c) there shall be any capital reorganization of the Company, or reclassification of the Common Shares, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the holder of this Warrant (i) notice of the date or estimated date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Shares entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Shares entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Shares shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Shares for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Company’s books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (a), (b), (c) and (d) above. Notwithstanding the foregoing, the Company shall publicly disclose the substance of any notice delivered hereunder prior to delivery of such notice to the holder hereof.

3.9. Successive Adjustments. The provisions of this Section 3 shall be applicable successively to each event described herein which may occur subsequent to the issuance of this Warrant and prior to the exercise in full of this Warrant.

3.10. No Impairment. The Company will not, by amendment of its incorporation documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder. Without limitation of the foregoing, the Company shall not take any action which would cause the par value of the Common Shares to exceed the then-effective Exercise Price.

4. Registration; Exchange and Replacement of Warrant; Reservation of Shares. The Company shall keep at the Designated Office a register in which the Company shall provide for the registration, transfer and exchange of this Warrant. The Company shall not at any time, except upon the dissolution, liquidation or winding-up of the Company, close such register so as to result in preventing or delaying the exercise or transfer of this Warrant.

The Company may deem and treat the person in whose name this Warrant is registered as the Holder and owner hereof for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration or transfer as provided in this Section 4.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and (in case of loss, theft or destruction) of the Holder’s indemnity in form satisfactory to the Company, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will (in the absence of notice to the Company that the Warrant has been acquired by a bona fide purchaser) make and deliver a new Warrant of like tenor in lieu of this Warrant, without requiring the posting of any bond or the giving of any security.

The Company shall at all times reserve and keep available out of its authorized shares of capital stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of Common Shares as shall be issuable upon the exercise hereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, if applicable, all Warrant Shares issuable upon such exercise shall be duly and validly authorized and issued, fully paid and nonassessable.

This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company’s assets.

The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the Holder upon the exercise hereof under applicable securities or “blue sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the holder of this Warrant prior to such date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (a) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4, (b) subject itself to general taxation in any such jurisdiction or (c) file a general consent to service of process in any such jurisdiction.

5. Investment Representations. The Holder, by accepting this Warrant, covenants and agrees that, at the time of exercise of this Warrant, if the Warrant Shares shall not then be the subject of an effective registration statement under the Act, the securities acquired by the Holder upon exercise hereof are for the account of the Holder or are being acquired for its own account for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at such time) of offering and distributing such securities (or any portion thereof), except in compliance with applicable federal and state securities laws.

6. Fractional Warrants and Fractional Shares. If the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted pursuant to Section 3 hereof, the Company shall nevertheless not be required to issue fractions of shares upon exercise of this Warrant or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of a Common Share (determined in accordance with the last sentence of Section 1.3 above).

7. Warrant Holders Not Deemed Stockholders. No Holder of this Warrant shall, as such, be entitled to vote or to receive dividends (except to the extent provided in Section 3.2 above) or be deemed the holder of Warrant Shares that may at any time be issuable upon exercise of this Warrant, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or subscription rights, until such Holder shall have exercised this Warrant and been issued Warrant Shares or deemed to have been issued Warrant Shares in accordance with the provisions hereof. No provision hereof, in the absence of affirmative action by the Holder to purchase Common Shares or other securities hereunder, and no mere enumeration herein of the rights of the rights or privileges of the Holder hereunder, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by any creditors of the Company.

8. Redemption at the Election of the Holder.

(a) Redemption. At any time, and from time to time, after the third anniversary of the date hereof and prior to the Expiration Date, the Holder may, by written demand, require the Company to purchase and redeem, in whole or in part, this Warrant or any and all Common Shares issued or issuable upon exercise of this Warrant, for a price per share of Common Shares equal to the Put Price Per Share (as defined herein).

(b) Mechanics of Redemption. To exercise such rights hereunder, the Holder shall deliver to the Company written notice (a “Put Notice”) indicating the number of shares of Common Stock to be included in such purchase and redemption. The closing of such purchase and redemption shall take place on or before the thirtieth (30th) day following the date of the Put Notice (the “Put Closing Date”). At such closing, (i) the Company shall pay the Put

Price Per Share (less, that portion, if any, of the Exercise Price not previously paid with respect to such shares) for all Common Shares being purchased and redeemed in immediately available funds, (ii) the Holder shall surrender to the Company this Warrant and/or stock certificates representing the appropriate number of shares being purchased and redeemed, (iii) each surrendered Warrant and/or stock certificate shall be canceled, and (iv) new Warrants and/or stock certificates, as applicable, shall be issued to the Holder representing all remaining unredeemed shares. If, for any reason, on or before the Put Closing Date, the Company fails to purchase and redeem, and pay in full the Put Price Per Share for, all shares requested in the Put Notice to be purchased and redeemed, interest on the unpaid amount shall accrue at a simple rate of twelve percent (12%) per annum, retroactive to the Put Closing Date, until paid in full. This Section 8 shall survive the exercise of this Warrant until the Holder no longer holds any shares of Common Stock issuable upon the exercise hereof.

(c) Put Price Per Share. For purposes hereof, “Put Price Per Share” means $1.00.

9. Notices. Any notice which is required to be given by this Warrant must be in writing, and shall be given or served, unless otherwise expressly provided herein, by depositing the same in the United States Mail, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same by courier or in person to such party (or, if the party or parties to be notified be incorporated, to an officer of such party). Notice deposited in the mail, postpaid and certified with return receipt requested, shall be deemed received and effective upon the deposit in a proper United States depository. Notice given in any other manner shall be effective only if and when received by the party to be notified. For the purposes of notice, the addresses of the parties for the receipt of notice hereunder are:

If to the Company:

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

Attention: Chief Executive Officer

Telephone: (215) 997-7710

If to the Holder:

Manufacturers and Traders Trust Company

PA 1 HM41

213 Market Street

Harrisburg, PA 17101

Attention: James S. Gates, Regional Manager

Telephone: (717) 255-2391

Any party shall have the right from time to time, and at any time, to change its address for the receipt of notice by giving at least five (5) days’ prior written notice of the change of its address to the other parties in the manner specified herein.

10. Successors. All the covenants, agreements, representations and warranties contained in this Warrant shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors, assigns and transferees.

11. Law Governing. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

12. Entire Agreement; Amendments and Waivers. This Warrant, together with the Registration Rights Agreement of even date herewith executed by the Company for the benefit of the Holder, sets forth the entire understanding of the parties with respect to the subject matter hereof. The failure of any party to seek redress for the violation or to insist upon the strict performance of any term of this Warrant shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Warrant may be amended, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or written waiver of the Holder, and then such consent or waiver shall be effective only in the specific instance and for the specific purpose for which given.

13. Severability; Headings. If any term of this Warrant as applied to any person or to any circumstance is prohibited, void, invalid or unenforceable in any jurisdiction, such term shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without in any way affecting any other term of this Warrant or affecting the validity or enforceability of this Warrant or of such provision in any other jurisdiction. The Section headings in this Warrant have been inserted for purposes of convenience only and shall have no substantive effect.

14. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant may not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15. Additional Restrictions on Exercise or Transfer. In no event shall the Holder have the right to exercise any portion of this Warrant for Warrant Shares or to dispose of any portion of this Warrant to the extent that such right to effect such exercise or disposition would result in the Holder or any of its affiliates beneficially owning more than 4.99% of the outstanding Common Shares. For purposes of this Section 15, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this Section 15 may not be altered, amended, deleted or changed in any manner whatsoever unless the Holders of a majority of the outstanding Common Shares and the Holder shall approve, in writing, such alteration, amendment, deletion or change. Notwithstanding the foregoing, the Holder hereof may, by providing written notice to the Company, adjust the restriction set forth in this Section 15 so that the limitation on beneficial ownership of 4.99% of the outstanding Common Shares referred to above shall be increased to 9.99%, which adjustment shall not take effect until the 61st day after the date of such notice.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the 20th day of June, 2008.

CLEARPOINT BUSINESS RESOURCES, INC.

By:
Name:	Michael D. Traina
Title:	Chairman and CEO

ANNEX A

NOTICE OF EXERCISE

(To be executed upon partial or full

exercise of the within Warrant)

The undersigned hereby irrevocably elects to exercise the right to purchase                      Common Shares of ClearPoint Business Resources, Inc. covered by the within Warrant according to the conditions hereof and herewith makes payment of the Exercise Price of such shares in full in the amount of $                    .

By:
(Signature of Registered Holder)

Dated:

ANNEX B

CASHLESS EXERCISE FORM

(To be executed upon partial or full

exercise of Warrants pursuant to Section 1.3 of the Warrant)

The undersigned hereby irrevocably elects to surrender                      Common Shares of ClearPoint Business Resources, Inc. purchasable under the Warrant for                      Common Shares issuable in exchange therefor pursuant to the Cashless Exercise provisions of the within Warrant, as provided for in Section 1.3 of such Warrant.

Please issue a certificate or certificates for such Common Shares in the name of, and pay cash for fractional shares in the name of:

(Please print name, address, and social security number/tax identification number:)

and, if said number of Common Shares shall not be all the Common Shares purchasable thereunder, that a new Warrant for the balance remaining of the Common Shares purchasable under the within Warrant be registered in the name of the undersigned Holder or its transferee as below indicated and delivered to the address stated below.

Dated:

Name of Warrant Holder
or transferee:
(Please print)

Address:

Signature:

NOTICE:	The signature on this form must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

ANNEX C

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of Common Shares set forth below:

Name and Address of Assignee	No. of Common Shares

and does hereby irrevocably constitute and appoint                                          attorney-in-fact to register such transfer onto the books of ClearPoint Business Resources, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:

Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.